June 8, 2010
Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, NJ 07432
	RE:	Stewardship Financial Corporation
2010 Stock Incentive Plan
Registration Statement on Form S-3

McCarter & English, LLP T. 973.622.4444 F. 973.624.7070 www.mccarter.com
We have acted as counsel for Stewardship Financial Corporation, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 75,000 shares of Common Stock, no par value per share, of the Company (and such indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan) (the “Shares”), reserved for issuance pursuant to the Company’s Dividend Reinvestment  Plan (the “Plan”).

BOSTON HARTFORD NEW YORK NEWARK PHILADELPHIA STAMFORD WILMINGTON
In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and By-laws of the Company, the Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, and legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we advise you that, in our opinion when the Shares have been duly issued and delivered by the Company as contemplated in the Registration Statement and in accordance with the terms of the Plan and for the consideration determined in accordance with the terms of the Plan, the Shares issued thereunder will be legally issued, fully paid and non-assessable.  The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification or exemption from registration of the Shares from certain state securities laws.

The foregoing opinion is expressed solely with respect and limited to the Federal laws of the United States and the laws of the State of New Jersey.  Our opinion is based on these laws as in effect on the date hereof.  We express no opinion as to the laws of any other jurisdiction.

Stewardship Financial Corporation
June 8, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP

MCCARTER & ENGLISH, LLP